UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 4, 2013

The Phoenix Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 403-5000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On April 4, 2013, The Phoenix Companies, Inc. (the “Company”) received from the NYSE Regulation, Inc. (the "NYSE") a notice of failure to satisfy a continued listing rule or standard and related monitoring. This notice informed the Company that, as a result of its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”), it is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE Listed Company Manual. As previously disclosed, the Company has not filed its 2012 Form 10-K in a timely manner because of a restatement of financial statements for prior periods. The 2012 Form 10-K was due April 2, 2013 after giving effect to a fifteen-day extension under Rule 12b-25 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Section 802.01E procedures, the NYSE will monitor the status of the filing of the 2012 Form 10-K and related public disclosures for up to a six-month period from its due date. If the Company has not filed the 2012 Form 10-K within six months from the filing due date, the NYSE may, in its sole discretion, allow the Company's common stock to trade for up to an additional six months pending the filing of the 2012 Form 10-K prior to commencing suspension or delisting procedures, depending on the Company's specific circumstances. The Company and its advisors are working expeditiously to complete the restatement. The Company last announced its progress in this regard on March 15, 2013 under Item 4.02 of the Company’s Form 8-K/A filed with the Securities and Exchange Commission and in a news release stating that it would provide an update on or before April 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: April 5, 2013	By:	/s/ Bonnie J. Malley
	Name:	Bonnie J. Malley
	Title:	Executive Vice President and Chief Financial Officer